Exhibit 10.35

[SEARS HOLDINGS LETTERHEAD]

September 3, 2008

Mr. Richard E. Gerstein

Dear Richard,

We are pleased to extend to you our offer to serve as Senior Vice President, Marketing—SHC, reporting to the W. Bruce Johnson, Interim Chief Executive Officer and President. Your new position and compensation package became effective August 30, 2008.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $550,000.

•

Annual target incentive opportunity remains at 75% of your base salary. Your target incentive under the 2008 Annual Incentive Plan will be prorated based on the amount of time at each compensation level (base salary and annual incentive target) through January 31, 2009, the last day of SHC’s 2008 fiscal year. The actual amount of the incentive you earn depends on how well you and the company perform. Any annual incentive payable with respect to a fiscal year will be paid by April 15 of the following year, provided that you are actively employed at the payment date.

The table below summarizes the changes in your compensation

	Title	Base Salary	Target Incentive	Total Target Cash
Current	SVP, Chief Marketing Officer-Sears	$480,000	75%	$840,000
New	SVP, Marketing - SHC	$550,000	75%	$962,500
Increase		14.6%		14.6%

Richard, we are excited about the important contributions you will continue to make to the company in your new position.

If you need additional information or clarification, please call.

Sincerely,

/s/ William R. Harker
William R. Harker